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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC. 25049

                                   FORM 12b-25



                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K  [  ] Form 20-F  [  ] Form 11-K  [  ] Form 10-Q
              [ ]  Form N-SAR  [  ]  Form N-CSR

For Period Ended: SEPTEMBER 30, 2004
                  ------------------

[ ]    Transition Report on Form 10-K      [ ]   Transition Report on Form 10-Q
[ ]    Transition Report on Form 20-K      [ ]   Transition Report on Form N-SAR
[ ]    Transition Report on Form 11-K

For the Transition Period Ended:
                                  ----------------------------------------------

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                        ------------------------


                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant:  MEDWAVE, INC.
                          --------------

Former name if applicable:  N/A
                            ---

Address of principal executive office
    (Street and number):                435 NEWBURY STREET, SUITE 206
                                        -----------------------------

City, State and Zip Code:   DANVERS, MASSACHUSETTS  021923
                            ------------------------------



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                                     PART II
                             RULE 12B-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof
[X] will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or N-CSR or the transition report portion thereof, could not be filed within the prescribed time period.

                  THE AUDITORS FOR MEDWAVE, INC. (THE "COMPANY") WERE UNABLE TO COMPLETE THE FINANCIAL STATEMENTS FOR THE COMPANY FOR THE COMPANY'S FISCAL YEAR ENDED SEPTEMBER 30, 2004 AND THE FIVE MONTHS ENDED SEPTEMBER 30, 2003 IN TIME FOR PREPARATION AND TIMELY FILING OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WITHOUT UNREASONABLE EFFORT OR EXPENSE ON BEHALF OF THE COMPANY.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

         TIMOTHY J. O'MALLEY, PRESIDENT AND CHIEF FINANCIAL OFFICER OF MEDWAVE, INC. - 435 NEWBURY STREET, SUITE 206, DANVERS, MA 01923 (978) 762-8999
         ----------------------------------------------------------------------

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               [X] Yes   [ ] No



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         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ] Yes   [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                  MEDWAVE, INC.
--------------------------------------------------------------------------------
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized:


                                       By:      MEDWAVE, INC.


Date:    December 29, 2004                      By: /s/ Timothy J. O'Malley
         -----------------                          ----------------------------
                                                    Name: Timothy J. O'Malley
                                                    Title: President and Chief
                                                           Financial Officer


                  Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).






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